Exhibit 10.28

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

EXECUTION COPY

LICENSE AGREEMENT

This License Agreement (the “Agreement”) effective as of this 21st day of April, 2005, between Fred Hutchinson Cancer Research Center, a research institution organized as a nonprofit corporation under the laws of the state of Washington, having its principal offices at 1100 Fairview Avenue North, Seattle, Washington 98109 (“FHCRC”) and Ikaria Inc., a Delaware corporation, with principal offices currently at 1100 Fairview Avenue North, Seattle, Washington 98109 (“Company”).

WHEREAS, FHCRC in accordance herewith, is in possession of right, title, and interest in and to the Patent Rights and Technical Data; and

WHEREAS, FHCRC has, in accordance herewith, the right to grant licenses to the Patent Rights and Technical Data, and wishes to have the Patent Rights and Technical Data utilized in the public interest; and

WHEREAS, Company is a new start-up company created by Dr. Mark Roth with business development assistance from FHCRC and Company is desirous of acquiring a license to the Patent Rights and Technical Data;

WHEREAS, Company has acquired and is in the process of acquiring additional venture capital financing to develop new products and services utilizing the Patent Rights and Technical Data;

WHEREAS, FHCRC is willing to grant a license to Company to the Patent Rights and Technical Data subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Definitions

1.1          “Affiliate” or “Affiliates” means (i) any corporation, company or other entity in which Company directly or indirectly owns or controls at least fifty percent (50%) of the stock entitled to vote in election of the Board of Directors; (ii) any corporation, company or other entity which directly or indirectly owns or controls at least fifty percent (50%) of the stock of Company entitled to vote in the election of directors.  Affiliate or Affiliates also means any corporation, company or other entity which is under common control with Company.

1.2          “FHCRC Improvements” means FHCRC’s intellectual property and proprietary rights in: (i) Assignor Inventions; and (ii) inventions or discoveries, whether patentable or unpatentable, that (a) are owned by FHCRC or its affiliates; (b) are invented in whole or in part by Dr. Mark Roth or other FHCRC (or its affiliates’) employees or contractors under Dr. Roth’s direct supervision during the Term of this Agreement; (c) are within the

Licensed Fields; (d) are directed only to the specific subject matter disclosed in the patents and patent applications listed in Exhibit A; (e) are not funded (excluding government funding) by any non-Affiliated third parties having a claim, potential claim, or option of rights to such inventions and discoveries funded by such third parties; and (f) are reasonably necessary to develop and commercialize the Subject Technology consistent with the terms of this Agreement.

1.3          “Licensed Fields” means any and every field including, but not limited to, any preventative, therapeutic, diagnostic, or other use.

1.4          “Licensed Product” means any product, process or use thereof (including but not limited to the production, formulation, administration and/or delivery of a compound or compounds to control, reduce, inhibit, or otherwise moderate metabolic processes in animals, especially humans, and devices, machinery or other apparatus used for the administration, delivery or performance thereof): (a) which is covered by a Valid Claim contained in the Patent Rights in the country in which the product, process or use thereof is made, used, sold or transferred; (b) which is produced or manufactured using a process or product which is covered by a Valid Claim contained in the Patent Rights in the country in which the product, process or use thereof is made, used, sold, or transferred; (c) the use of which is covered by a Valid Claim contained in the Patent Rights in the country in which the product, process or use thereof is made, used, sold, or transferred; (d) contains, incorporates, includes, involves or otherwise uses the Technical Data; or (e) contains, incorporates, includes, involves or otherwise uses a FHCRC Improvement.  For the removal of doubt, Licensed Product includes, but is not limited to, the use of a compound or pro-drug which contains, or is metabolized to make available, a reactive sulfur-containing moiety, or other like chemical moiety, to reduce or limit respiration and/or heart beat and/or body temperature in an animal, especially a human, as described in the Patent Rights above and covered by a Valid Claim or including Technical Data.

1.5          “Licensed Patented Product” means any Licensed Product which is described, in whole or in part, by 1.4 (a), (b) or (c) above, or which is described, in whole or in part, by 1.4(d) or (e) above and is covered by a Valid Claim in the Patent Rights.

1.6          “Improvement Product” means a Licensed Patented Product: (i) for which the active agent, compound, drug, or chemical entity, or the use of such agent, compound, drug or chemical entity is not covered in the territory where such agent, compound, drug or chemical entity is made, used or sold by a Valid Claim in the Patent Rights in which the structure of such agent, compound, drug or chemical is specifically recited or is a species of a generic structure which is specifically recited; or (ii) for which the device or apparatus is not covered in the territory where such device or apparatus is made, used or sold by a Valid Claim in the Patent Rights which is a device or apparatus claim.

1.7          “Major Country” means the United States of America, any individual country within the European Union, or Japan.

1.8          “Net Sales” means Company’s, its Affiliates’ and their sublicensees’ gross receipts for the sale, license, lease, sublicense or transfer of any Licensed Products to any third party, less the sum of the following:

•      Discounts, credits, refunds and rebates actually allowed in amounts customary in the trade;

•      Sales and value added taxes, tariffs, duties and use taxes directly imposed on the sale of Licensed Products and actually paid by Company, its Affiliates or any of their sublicensees;

•      Reasonable and customary rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the parties’ rights hereunder, programs in the applicable territory that are equivalent or similar to Federal or state Medicaid, Medicare or similar state programs in the United States;

•      Amounts allowed or credited on returns of sales of Licensed Products; and

•      Amounts that are written off as non-collectible after Company’s, its Affiliates’ or their sublicensees’ commercially reasonable efforts to collect such amounts, exclusive of costs of collection.

1.8.1       No deductions may be made for commissions paid to individuals for the sale of Licensed Products, whether they are independent sales agents or regularly employed by Company, its Affiliates or their sublicensees, nor for any other cost incurred in the manufacture, marketing, sale, distribution, shipment, promotion, advertisement, exploitation or commercialization of Licensed Products.

1.8.2       In the case of Licensed Products transferred by Company or its Affiliate(s) to one another or to a third party where (i) such transferee is using such Licensed Products for the purposes of selling products or creating products for sale or for services in the commercial market (other than under a written agreement pursuant to which the transferee’s use of the Licensed Product(s) is limited to research purposes internal to such transferee only for which such transferee does not derive a commercial or other economic benefit) and (ii) such transferee has, in connection with such transfer, paid consideration to Company in a form other than cash for Licensed Product, the Net Sales shall mean the cash consideration that the selling party would receive if they were sold to an unrelated, unaffiliated third party in an arm’s length sale of the same product in similar quantities at the same time and place (the “Fair-Market Value”).

1.8.3       Licensed Products will be considered “sold” when delivered, billed out, or invoiced, whichever comes first.  For all Licensed Products used by Company as premiums to promote, market, sell or lease products or processes other than Licensed Products, the Licensed Products will be deemed to have been sold at the Fair Market Value.

1.8.4       A “sale” shall not include transfers or dispositions for bona fide charitable purposes or when Licensed Products are distributed alone, prior to receiving regulatory approval for sale or use of such Licensed Products, for pre-clinical, clinical, regulatory or governmental regulatory purposes for which no compensation or financial or economic benefit is received by, or accrued to, Company, its Affiliates or sublicensees.

1.8.5       Individual samples of Licensed Products that are provided by Company in reasonable and industry-standard quantities free of charge and with no direct or indirect benefit to Company in a bona fide effort to promote sales of the Licensed Products only shall not be considered transfers or sales for the purposes of Section 1.8 above.

1.8.6       With respect to a Licensed Product that is sold as part of a combination product with one or more other functional products or functional product enhancements which are not Licensed Products, the Net Sales of such Licensed Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the combination product by the fraction A/(A+B) where A is the average published sale price of such Licensed Product when sold separately in finished form in like quantities and B is the average published sale price of the other products in the combined product sold separately in finished form in like quantities.  In the event such average published sale price of the other products in the combined product cannot be determined, Net Sales for the purposes of determining royalty payments for the combination product shall be calculated by multiplying the Net Sales of the combination product by the fraction A/C where A is the average published sale price of such Licensed Product when sold separately in finished form and C is the average published sale price of the combined product.

1.9          “Patent Rights” means: (a) the United States and foreign patents and patent applications specified in Exhibit A and any other patent applications currently filed or to be filed directed to the same subject matter or FHCRC Improvements, wherever filed, including, without limitation, continuation applications, continuation-in-part applications (only to the extent the claims of the continuation-in-part are directed to the subject matter disclosed in the patent and patents applications listed in Exhibit A or FHCRC Improvements), divisional applications, substitute applications, reissue applications or requests for examination and foreign applications; (b) all patents (U.S. or foreign) now issued or hereafter issuing on any patent applications described in (a); and (c) any revisions, renewals, reissues or extensions of any such patents.

1.10        “Phase III Trial” means a human clinical trial commonly referred to as a “phase III trial” which is (i) designed with a patient population estimated to be large enough to provide statistically-significant clinical data re-confirming previously acquired human clinical data concerning the efficacy and tolerability of a Licensed Product; and (ii) that is required by the US FDA or other like regulatory body or governmental agency in a foreign country prior to approval of such Licensed Product for such use in such country.

1.11        “Subject Technology” means the Patent Rights, FHCRC Improvements, and Technical Data.

1.12        “Technical Data” means any and all data, information, know-how, and trade secrets, if any, which is contained or disclosed in the patents and patent applications included in the Patent Rights or which is owned by FHCRC and provided to Company by FHCRC under this Agreement.

1.13        “FHCRC Inventors” means, collectively Dr. Mark Roth and Dr. Pam Padilla.

1.14        “Valid Claim” means (a) any claim of an issued patent which has not expired and which has not been held invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal having expired, and which has not been admitted to be invalid through reissue, disclaimer or otherwise; or (b) any then-currently pending claim of a patent application pending for less than nine years from its priority date.

1.15        “Effective Date” means the date in the first line of this Agreement.

1.16        “Arbitration” means non-binding arbitration before a panel of arbitrators with expertise in the general area of biotechnology and life-sciences license agreements selected by mutual agreement of the parties in Seattle, Washington, administered by the American Arbitration Association under its Commercial Arbitration Rules.

1.17        “Major Breach” means any of the following events:

(i) Company defaults in any payment due to FHCRC under this Agreement, including, but not limited to, a license fee, royalty, Milestone Payment or other payment due under this Agreement;

(ii) Company commits two (2) or more distinct material breaches of its confidentiality obligations to FHCRC under Section 7 of this Agreement within any twelve (12) month period;

(iii) Company breaches its indemnity obligations under Section 13 of this Agreement such that FHCRC reasonably believes that it may be subject to liability exposure of greater than $500,000 and that Company, by its action or inaction, continues to increase such liability exposure; or

(iv) Company materially breaches: (a) its obligations to include terms and conditions in its sublicense agreements required pursuant to Section 5; (b) the last sentence of Section 12.3 or the provisions of Section 12.5; (c) the restriction against assignment in Section 14.

1.18        “Assignor Inventions” shall have the meaning ascribed to it in that certain Assignment Agreement between Company and FHCRC made as of April 8, 2005.

2.                                      Grant of License

2.1          Subject to the terms and conditions of this Agreement including but not limited to Section 3, FHCRC, on behalf of itself and its affiliates, hereby grants to Company and Company hereby accepts from FHCRC, an exclusive (even as to FHCRC and its affiliates, subject to Section 2.2), worldwide right and license to make, have made, use, research, lease, market, offer to sell, sell, improve, import, and export Licensed Products, and to use and practice the Patent Rights and FHCRC Improvements, including the right to sublicense any and all such rights in the Licensed Fields.  FHCRC, on behalf of itself and its affiliates, further grants to Company, and Company hereby accepts from FHCRC upon the terms and conditions of this Agreement, a non-exclusive, worldwide right and license to make, have made, use, practice, lease, offer to sell, sell, import, export, modify, reproduce, distribute and create derivative works of Technical Data, including the right to sublicense any and all such rights in the Licensed Fields.  Further, Company’s Affiliates that are sublicensed under the foregoing licenses shall have the right to further sublicense such rights pursuant to the terms of this Agreement.

2.2          The right and license granted to Company by FHCRC in Section 2.1 above is subject to (i) a reservation of rights by the FHCRC and its affiliates, including the Seattle Cancer Care Alliance (“SCCA”) to make, have made, use and practice the Licensed Products, Technical Data, FHCRC Improvements, and Patent Rights for the FHCRC’s, its affiliates and the SCCA’s educational, academic, clinical and research purposes; (ii) any and all other rights of FHCRC not expressly granted by them in this Agreement, and (iii) the rights, if any, of the federal government under federal funding guidelines.

2.3          Company acknowledges that the United States Government may retain certain rights in the inventions funded in whole or in part under any contract, grant or similar agreement with a Federal agency.  The license granted under this Section 2 is expressly subject to any such rights.  To the extent that any such Federally-funded inventions are covered by any claims of the Patent Rights, Company agrees that any products that embody such Federally-funded inventions or that are produced through the use of such Federally-funded inventions shall be manufactured or produced substantially in the United States unless the Federal agency that funded such invention waives the requirement for the manufacturing or production in the United States upon a satisfactory showing that reasonable but unsuccessful efforts have been made to grant a license under similar terms to potential licensees that would be likely to manufacture or produce substantially in the United States or that under the circumstances manufacturing or production in the United States is not commercially feasible.  Upon Company’s request, FHCRC will provide any documentation reasonably necessary for Company to determine what inventions covered by the Patent Rights are Federally-funded.

2.4          Except as expressly provided for in this Agreement, no license or other rights, either express or implied, are granted by FHCRC to Company by the execution of this Agreement or the transfer of any materials or information hereunder.

2.5          Company shall not cause or permit any lien, mortgage, encumbrance, restriction, security interest or other legal or equitable claims to be entered or placed upon this Agreement,

the license to Company under this Agreement or any rights, including sublicensing rights (but excluding the Company’s rights to receive royalties and payments from its sublicensees), under this Agreement.  Company shall not offer, pledge or claim, or permit another to offer, pledge or claim, this Agreement, the license to Company under this Agreement, or any rights, including sublicensing rights, under this Agreement as security or a security interest for any purpose.

3.                                      Equity, License Fees, Royalties and other Financial Consideration

3.1          In partial consideration for (a) the right and license granted to Company pursuant to this Agreement to the Patents Rights and Technical Data and transfer of the Technical Data, and (b) the right and license granted to Company to FHCRC Improvements, Company will issue to FHCRC upon execution of this Agreement eight hundred seven thousand five hundred (807,500) shares of its common stock, $0.001 par value per share (“Common Stock”), which, combined with the 142,500 shares of Series A preferred stock to be issued pursuant to Section 10.2 below, is expected to represent approximately 10.41% of the fully diluted capitalization of the Company immediately following the Initial Closing (as defined in the Series A Preferred Stock Purchase Agreement, dated as of the date hereof, by and among the Company, FHCRC, and certain investors in the Company), as set forth on the capitalization table of Company attached hereto as Exhibit B.  If Company deviates in any material way from the capitalization of the Company as described in Exhibit B prior to consummation of the Initial Closing Company agrees that it shall take all action (which must be reasonably satisfactory to FHCRC) necessary to assure that FHCRC’s relative percent holdings of Company following completion of the Series A financing are not substantively reduced from those represented in Exhibit B.  If at any time on or prior to the date of the Second Closing (as defined in such Stock Purchase Agreement), the conversion price of the Series A preferred stock is changed from the conversion price in effect on the date of the Initial Closing, pursuant to the anti-dilution protections contained in Section 4(d) of Article IV(B) of the Amended and Restated Certificate of Incorporation of the Company or otherwise, for any event other than a capital raising financing, such that the holders of Series A preferred stock are entitled to receive additional shares of Common Stock upon conversion, then the Company shall issue to FHCRC an additional number of shares of Common Stock in an amount equal to the number of additional shares of Common Stock issuable upon conversion of one share of Series A preferred stock as a result of the change in the Series A preferred stock conversion rate multiplied by the number of shares of Common Stock held by FHCRC.  For the avoidance of doubt, FHCRC shall have no right to such additional shares at any time after the Second Closing.

3.1.1       The shares of Common Stock issuable to FHCRC under this Section 3.1 are referred to as the “FHCRC Shares.” Exhibit B attached hereto sets forth the authorized and issued capital stock of Company as of the Effective Date.  The agreed upon value of the FHCRC Shares for income tax and financial reporting purposes is $80,750 and the shares of Series A Preferred Stock is $ 142,500 for a total of $223,250.  Upon issuance, the FHCRC Shares will be duly authorized, validly issued, fully paid and nonassessable.  In conjunction with the issuance of FHCRC Shares, FHCRC and Company as of the date hereof will enter into agreements which will provide for, inter alia, rights of co-sale and piggyback registration rights of FHCRC’s Shares and the right for FHCRC to appoint a non-voting observer to attend Company Board of Directors (“Company Board”) meetings and receive any and all material documents provided to the members of the Company Board; provided, however, that such observer shall hold in confidence and trust such information in accordance with Section 7 below and any other agreements between the Company and FHCRC regarding confidentiality and to comply with any applicable fiduciary obligations, if any, with respect to all information so provided; and provided, further, that the Company reserves the right to withhold certain information and to exclude such observer from certain meetings or portions thereof if access to such information or attendance at such meeting could reasonably affect the attorney-client privilege between the Company and its counsel, if it relates to any negotiations, disputes, or related matters between the Company and FHCRC, or if the Company Board determines in its sole discretion to meet in executive session.

3.1.2       The FHCRC Shares are attributed to FHCRC according to the following formula:

(a)           [**] percent ([**]%) of the FHCRC Shares are attributed to the right and license granted to the Company to the Patent Rights and Technical Data;

(b)           [**] Percent ([**]%) of the FHCRC Shares are attributable to the right and license to FHCRC Improvements.

3.2          In partial consideration for the license granted under this Agreement and during the Term of this license, Company will pay to FHCRC a royalty on Net Sales of any and all Licensed Products according to the following formulas:

(i)            [**] percent ([**]%) on Net Sales by Company, its Affiliates, and sublicensees of any Licensed Patented Products that are not Improvement Products;

(ii)           [**] percent ([**]%) on Net Sales by Company and its Affiliates and sublicensees, of any Licensed Patented Products that are Improvement Products; and

(iii)          [**] percent ([**]%) on Net Sales by Company and its Affiliates and sublicensees of any Licensed Products that are not Licensed Patented Products.

3.2.1       If Company is a party to a bona fide license agreement with an un-Affiliated third party for the right or license to a product or process under which Company is obligated to pay to such third party a royalty which is based on a royalty rate applied to Licensed Products sold in particular territories, Company may reduce the royalty rate applicable on sales of such Licensed Products in such territories payable to FHCRC hereunder by [**]% for each [**]% of royalty rate Company is actually required to pay to such third party, on each such Licensed Product in the applicable territory; provided, however, that in no event will the royalty rate otherwise due to FHCRC be reduced to less than [**]% of the royalty rate otherwise accountable to FHCRC for such Licensed Product.  If such other license includes a royalty stacking provision of like intent to this paragraph, the royalty rate reduction provided for in this paragraph above will be decreased by the amount that the royalty rate for each such Licensed Product payable to such third party is decreased pursuant to such third party royalty stacking provision.

3.2.2       It is understood and agreed that Company is principally obligated to pay to FHCRC royalties as required by this Agreement accruing on the sale of Licensed Products by any Affiliates and sublicensees of Company.  Company shall impose sufficient obligations on any Affiliates or sublicenses of Company to insure that FHCRC is properly paid all amounts due under this Agreement resulting from activities of such Affiliates or sublicensees.  Company shall cause any such Affiliates or sublicensees to be obligated to provide reports of any milestone achievements under Section 3.3 of this Agreement to FHCRC; to monitor and provide accounting reports of Net Sales under Section 9 of this Agreement to FHCRC; and to permit inspections and audits by FHCRC under Section 9 of this Agreement.  Further, Company will require each and every sublicensee to indemnify FHCRC consistent with the indemnification provide under Article 13.1.

Company’s obligation to pay royalties under this Section 3.2 is imposed only once with respect to the same unit of a Licensed Product regardless of how many Patent Rights or Valid Claims, FHCRC Improvements or Technical Data pertain thereto.

3.3          In further consideration for the right and license granted to Company under this Agreement, Company will pay to FHCRC certain milestone payments as provided for herein below.  Such milestones payments will be due and payable to FHCRC together in the amount shown (either in cash or, at the Company’s election, in liquid (i.e., can be liquidated within sixty days) publicly traded shares of Company stock) within [**] days of Company, its Affiliates or sublicensees, meeting or achieving each individual milestone.  Milestone payments will be paid as follows on the first five separately approvable indications, such approvability as determined by the FDA or appropriate foreign regulatory body or governmental agency in such foreign country, of a Licensed Patented Product to meet any such milestone:

(i)            First filing of an Investigational Device Exemption (“IDE”) or an Investigational New Drug Applications (“INDA”) with the United States (“US”) Food and Drug Administration (“FDA”) or its foreign equivalent

•      $[**] US for [**] separately approvable indications [**] for Licensed Patented Products; and

(ii)           First filing of a Phase III Trial with the FDA or its foreign equivalent:

•      $[**] US for [**] separately approvable indications [**]for Licensed Patented Products; and.

(iii)          First filing of a New Drug Application (“NDA”) with the US FDA or its foreign equivalent in a Major Country:

•      $[**] US for [**] separately approvable indications [**] for a Licensed Patented Products.

3.3.1       If any milestone listed in Section 3.3 above is not applicable for the commercialization of any Licensed Product for a particular indication, then the subsequent milestone payment will be increased by an amount equal to the non-applicable milestone payment, and the combined milestone payment shall be due and payable upon completion of such subsequent milestone.

3.3.2       Any and all such milestone payments are not refundable and are not creditable against any other payments which may be due or payable to FHCRC.

4.             Research and Development

4.1          Company will provide to FHCRC up to an aggregate of Three Hundred Thousand Dollars ($300,000 US) per year but not less than One Hundred Fifty Thousand Dollars ($150,000 US) per year of continuous research funding for a period of two (2) years beginning within ninety (90) days of the Effective Date, with an option, which, subject to Dr. Mark Roth’s consent, may be exercised in the Company’s discretion, to extend such research for up to two (2) consecutive additional one-year periods for a total of three (3) years or four (4) years of continuous sponsored research.  Such research funding will be in the laboratory of Dr. Roth, or under Dr. Roth’s’ supervision, at the FHCRC and used for research projects related to the Subject Technology or otherwise in the field of metabolic flexibility/suspended animation (the “Funded Research”).  Such research funding will be the subject of a separate written research agreement between FHCRC and Company and shall provide Company a worldwide, exclusive option, exercisable during the term of this Agreement, to acquire a worldwide license to all inventions, discoveries and intellectual property rights in the field of metabolic flexibility/suspended animation, excluding FHCRC Improvements, made in the performance of the Funded Research in part or in whole by Dr. Roth or under Dr. Roth’s supervision during a particular calendar year of the Funded Research (the “Funded Inventions”).  Under the exclusive option described in the immediately preceding sentence, with respect to each such particular calendar year’s Funded Inventions, Company may, within [**] days of the later of the end such calendar year or when Company has been provided reasonably complete documentation describing, in detail, such year’s Funded Inventions and the executable license terms, (A) opt to pay a one-time upfront license fee of $[**] in order to obtain a license to all of that calendar year’s Funded Inventions that is: (i) exclusive under the same terms as FHCRC Improvements are licensed to Company under this Agreement with respect to each such Funded Invention invented solely by Dr. Roth or jointly by Dr. Roth with co-inventors who consent, at their option, to such an exclusive license; and (ii) non-exclusive, with respect to each such Funded Invention that does not fall within (i) above, under the same terms as FHCRC Improvements are licensed to Company under this Agreement except with respect to the royalty rates, which shall be the Nonexclusive License Royalty Rates (as defined below); or alternatively, (B) opt to pay a one-time upfront license fee of $ [**] in order to obtain a non-exclusive license to all of that calendar year’s Funded Inventions, whether each such Funded Invention is invented solely or jointly by Dr. Roth, under the same terms as FHCRC Improvements are licensed to Company hereunder except that the royalty rates for each such Funded Invention shall be the Nonexclusive License Royalty Rates (as defined below).  All FHCRC Improvements made during the Funded Research are licensed to Company pursuant to this Agreement.  The license(s) acquired by Company under (A) or (B) above to each such Funded Invention shall remain in effect for the term of this Agreement (as extended by the life of patents directed to the Funded Inventions in the Patent Rights, if any), unless earlier canceled or terminated as provided for in this Agreement, and may not be converted one into the other (e.g. exclusive into non-exclusive), except on mutual written agreement of the parties; provided, however, if Company opts to take an license under Section 4.1(A) and the co-inventors of a particular Funded Invention who initially refused to consent to an exclusive license under Section 4.1(A)(i) above all subsequently grant consent to such exclusive license, such Funded Invention will automatically be deemed licensed under Section 4.1(A)(i) and not Section 4.1(A)(ii), effective as of the date all co-inventors have granted their consents to the exclusive license.  If Company chooses not to license any such Funded Invention within the period provided for above, then Company thereby forfeits its option to each such Funded Invention and FHCRC is free to license, transfer or otherwise commercialize each such Funded Invention without obligation to Company.

4.1.1       For the purposes of Section 4.1 above, “Nonexclusive License Royalty Rates” means, with respect to a particular Funded Invention, the lowest of (a) [**] of each applicable royalty rate under this Agreement, (b) each applicable royalty rate under this Agreement multiplied by [**], and (c) the most favorable royalty rates provided by FHCRC to a third party licensee for such Funded Invention.

4.2          The research agreement will also grant Company a worldwide, exclusive option to acquire a worldwide exclusive license to all inventions, discoveries and intellectual property rights made in the performance of the Funded Research that are not FHCRC Improvements or Funded Inventions on mutually agreed terms to be negotiated between Company and FHCRC in good faith.  If Company and FHCRC are unable, after [**] days of good faith negotiations, to reach an agreement for the purchase, license or other exploitation of such inventions, discoveries or intellectual property rights, FHCRC shall have the right thereafter to cease such negotiations and pursue any opportunities with third parties on better aggregate financial terms than proposed by Company, in FHCRC’s sole discretion.

4.3          The research agreement discussed above will provide for FHCRC to promptly disclose inventions, discoveries and intellectual property made in the performance of the Funded Research (including related documentation, samples, etc.) to the Company in a reasonable and customary manner.  FHCRC shall use commercially reasonable efforts to provide Company written notice of any such inventions, discoveries and intellectual property.

5.             Sublicenses

5.1          Subject to the terms and conditions of the this Agreement, Company will have the exclusive right to grant sublicenses to others for the Licensed Products, Technical Data and the Patent Rights in the Licensed Fields to the extent of the license granted to Company hereunder.  Company will be responsible for the performance of any and all sublicensees.  Company will provide FHCRC a copy of any and all sublicense agreements within [**] days of execution.  Company’s sublicense agreements will be no less favorable to FHCRC than is this license in terms of limiting FHCRC’s liability, protecting FHCRC’s intellectual property and proprietary rights, and indemnities in favor of FHCRC.

5.2          Upon termination of the license granted to Company by FHCRC under this Agreement, FHCRC shall assume any sublicenses granted by Company as of the effective date of such termination, provided (i) such sublicenses comply with the requirements of this Section 5, (ii) the sublicensees agree to remove or amend the provisions of such, sublicenses that place any financial, administrative or legal burden on FHCRC beyond that which may be required under this Agreement; and (iii) the sublicensees agree in writing to assume relative to FHCRC all the obligations, including obligations for payment, contained in the sublicensee agreement with Company.

5.3          Any sublicense granted by Company must contain provisions relative to termination and the conditions of continuance of any sublicenses in accordance with the provisions of this Agreement.

6.             Efforts and Due Diligence

6.1          Company will diligently pursue the development of the Licensed Products and will use commercially reasonable efforts to bring Licensed Products to market through a diligent program for exploitation of the Patent Rights and the marketing and commercialization of the Licensed Products.  During the first two years (or three or four years if Company exercises its option to extend the Sponsored Research for one or two additional years, respectively, pursuant to Section 4) of this Agreement, Company’s continuous funding of research supporting the Subject Technology pursuant to Article 4 will partially satisfy the diligence requirement under this Article 6.1.

6.2          Company will prepare and submit to FHCRC within [**] months of the Effective Date of this Agreement a business and development plan of Company for bringing the Licensed Products to market.

6.3          Company will use commercially reasonable efforts to meet the following milestones:

(A)          Company, its Affiliates or sublicensees will initiate a first filing of a first INDA or a first approval or filing of an IDE, or equivalent of either one, in a Major Country as follows:

(i)            a first Licensed Product within [**] years of the Effective Date; and

(ii)           a second Licensed Product within [**] years of the Effective Date.

(B)          Company, its Affiliates or sublicensees will initiate a first human clinical trial for investigating efficacy (or Phase II Trial) as follows:

(i)            of a first Licensed Product in a Major Country within [**] years of the Effective Date; and

(ii)           of a second Licensed Product in a Major Country within [**] years of the Effective Date

(C)          Company, its Affiliates or sublicensees will initiate a first filing of a Phase III Trial as follows:

(i)            a first Licensed Product within [**] years of the Effective Date; and

(ii)           a second Licensed Product within [**] years of the Effective Date.

6.3.1       If Company, its Affiliates or sublicensees fail to meet any of the technical milestones in 6.3(A), (B) or (C) above by the date provided for therein, Company may extend such date for completion of such milestone for a period of [**] upon prior written notice to FHCRC.  If Company, its Affiliates or sublicensees fail to meet any of the technical milestones by the end of the [**] extension period provided for in the preceding sentence, but Company can demonstrate it is using commercially reasonable efforts to pursue and complete such milestone, FHCRC will extend all of the milestones above for up to [**] additional [**] periods ending [**] or [**] from the dates specified in 6.3(A), 6.3(B) and 6.3( C) above respectively upon Company’s election and prior payment by Company to FHCRC of [**] dollars ($[**] US) for the first such [**] additional extension of all of the milestones and [**] dollars ($ [**] US) for the second such additional [**] extension of all of the milestones (the “Extension Payments”).  Company shall be entitled to credit the entire amount of the Extension Payments, if any, against its milestone payment obligations under Section 3.3 relating to Company’s first Licensed Patented Product satisfying such milestones.  Any further extension can be made only upon the written agreement of the parties.

6.4          As a new business entity, Company’s ability to diligently and effectively commercialize the Licensed Products requires it to raise sufficient capital to do so.  Company shall notify FHCRC in writing as it meets each capital milestone specified herein below.  Should Company fail to raise the capital according to the schedule herein below and neither take the actions set forth in the following sentence nor receive a [**] day extension as provided for in this Section 6.4, FHCRC shall, at its sole option, have the right to terminate this Agreement upon forty five (45) days written notice to Company.  If within said forty five (45) day period, Company should fail to (i) raise the agreed upon capital, or (ii) acquire a written commitment from a bona fide source for such capital (provided such capital is actually provided to Company by such source within [**] days of the date of such written commitment), the termination of this Agreement will be effective in accordance with said notice.  If Company does, within said forty five (45) day period, either (i) raise the agreed upon capital, or (ii) acquire a signed written commitment from a bona fide source of such capital (provided such capital is actually provided to Company by such source within [**] days of the date of such written commitment), then FHCRC shall not have the right to terminate this Agreement for a failure to meet the applicable capital milestone.  In the event it appears to Company that it will not be able to achieve one or more of these capital milestones, it may request a [**] day extension to achieve the applicable milestone, which extension will not be unreasonably denied by FHCRC, provided Company can demonstrate, to FHCRC reasonable satisfaction, a reasonable diligence in pursuing such milestone.  The capital milestones are as follows:

a)            Raise a cumulative [**] Dollars ($[**] US) (for the avoidance of doubt, including but not limited to all closings of the Series A preferred stock financing), within [**] of the Effective Date; and

b)            Raise a cumulative [**] Dollars ($[**] US) (for the avoidance of doubt, including but not limited to all closings of the Series A preferred stock financing), within [**] after Effective Date;

6.4.1       Notwithstanding anything in this Section 6.4, in the event Company grants a royalty-bearing sublicense with a minimum upfront payment or cumulative first year payments of at least [**] dollars ($[**] US) as permitted under Section 5 to a sublicensee with assets of at least [**] dollars ($[**] US) for the purposes of diligently developing and commercializing a Licensed Product, Company shall be deemed to have met its obligations under this Section 6.4.

6.5          Company will use commercially reasonable efforts to have the Licensed Products cleared for marketing in those countries in which Company intends to sell Licensed Products by the responsible governmental agencies requiring such clearance.  To accomplish such clearances at the earliest possible date, Company will file, according to the usual practice of Company, any necessary data with such government agencies.  Should Company terminate this Agreement for any reason other than a material breach by FHCRC, Company will grant to FHCRC, to the fullest extent possible, a non-exclusive license under such market clearance application, including a license to all data relating thereto at no cost to FHCRC.

6.6          During the term of the Agreement, FHCRC or Dr. Roth shall have the right to present to Company a bona fide offer, in writing, from a third party to fund research, conduct research, or develop products relating to the Subject Technology.  Upon the receipt of such offer, Company shall meet with FHCRC or Dr. Roth, as applicable, and discuss and consider in good faith whether to sublicense such third party, fund such research, or grant rights under this Agreement back to FHCRC.  Notwithstanding the foregoing, Company shall have the sole discretion to pursue or not pursue such opportunities and Company’s failure to pursue any such opportunities or agree to grant or cede rights under this

Agreement back to FHCRC shall not alter or otherwise prejudice the scope of Company’s rights hereunder.

7.             Confidentiality

7.1          FHCRC and Company recognize that each party may need to provide confidential and proprietary information from time to time to the other parties pursuant to this Agreement.  In recognition of FHCRC as a non-commercial, academic institution, Company agrees to limit to the extent possible the delivery of confidential information to FHCRC.  FHCRC and Company agree to hold in confidence, in accordance with this Section 7, any information disclosed by one party to the other under this Agreement and clearly identified as “confidential” at the time of disclosure (hereinafter “Information”).  Information will be provided in written or other tangible form whenever possible marked as “confidential”, but if provided orally or in an other non-tangible form, the Information must be summarized in writing labeled as “confidential” and be provided to the receiving party with [**] days of first disclosure to be considered confidential under this Agreement.  For the purpose of this Agreement, “hold in confidence” means that FHCRC and Company will not disclose the Information of the other party to a third party and will protect the Information provided to it by the other party in the same manner in which it protects its own confidential information of similar nature, but in no event less than reasonable care.  The Information will remain the property of the party disclosing such Information.

7.2          The obligations of the receiving party to maintain confidentiality under this Agreement will survive its expiration or termination and will endure for [**] years from the date of first disclosure.

7.3          Information does not include:

(a)           information that is already known to the receiving party prior to the Effective Date;

(b)           information that is or becomes publicly known through no fault of receiving party;

(c)           information that has been or is disclosed to the receiving party by a third party who was not or is not under any obligation of confidence or secrecy to the disclosing party at the time said third party discloses to the receiving party;

(d)           information that is developed by employees of receiving party who had no knowledge of the Information, as evidenced by the contemporaneous written records of the receiving party;

(e)           information that is approved for release by written authorization of the disclosing party; and

(f)            information that is required to be disclosed by law, provided the receiving party promptly notifies the disclosing party in writing prior to such disclosure.

7.4          The parties further agree that Company shall have the right to disclose the provisions of this Agreement to: (a) its Affiliates; (b) potential sublicensees, assignees or subcontractors for the purpose of allowing any such potential sublicensee, assignee or subcontractor to evaluate such technologies and to determine whether to enter into a sublicense, assignment or subcontracting arrangement; (c) sublicensees, assignees or subcontractors, for the purpose of allowing such sublicensee, assignee or subcontractor, as the case may be, to make, have made, use market, sell or distribute Licensed Products; (d) a purchaser or potential purchaser of all or substantially all of Company’s assets; and (e) an investor or lender or prospective investor in or lender to the Company; provided, however, that, prior to any such disclosure, Company shall obtain a confidentiality agreement (substantially similar in form and content to the provisions of this Section 7) from the party to which such disclosures are to be made.

8.             Representations and Disclaimer

8.1          FHCRC represents to its actual knowledge that it is the owner of all right, title and interest in and to the Patent Rights, free of any liens, licenses, encumbrances, restrictions and other legal or equitable claims other than the rights of the federal government under federal funding guidelines.  FHCRC represents that to its actual knowledge (1) FHCRC is validly existing and is in good standing and has the authority to enter into this Agreement, to grant the license granted herein and to perform its other obligations hereunder; (2) the execution, delivery and performance of this Agreement by FHCRC have been duly authorized and approved by all necessary corporate action; (3) this Agreement constitutes the valid, legal and binding obligation of FHCRC, enforceable against it in accordance with its terms.  Company acknowledges that FHCRC has relied in part on the representations of Dr. Mark Roth, a founder of the Company, in making the representations in this Section 8.1.  To the extent FHCRC’s representations above are reasonably based in whole or in part on information provided by Dr. Roth, Company acknowledges and agrees that FHCRC shall not be deemed in breach of such representations if inaccuracies in such information from Dr. Roth would otherwise have resulted in a breach.  “Knowledge” as used in this Section 8.1, means the actual knowledge after reasonable inquiry of officers of FHCRC of the level of vice president or higher including, without limitation, the Vice President of Technology Transfer and the Vice President and General Counsel.

8.2          Company represents that (1) Company is validly existing and is in good standing and has the authority to enter into this Agreement, to obtain the license granted herein and to perform its other obligations hereunder; (2) the execution, delivery and performance of this Agreement by Company have been duly authorized and approved by all necessary corporate action; (3) this Agreement constitutes the valid, legal and binding obligation of Company, enforceable against it in accordance with its terms; and (4) Company will maintain and utilize adequate resources and personnel to perform Company’s obligations under this Agreement in accordance with its terms.

8.3          All information, materials and property, whether tangible or intangible, which may be delivered hereunder to Company, will be delivered on an “as is, where is” basis without any express or implied representation or warranty except as expressly set forth in Section 8.1 above.  EACH PARTY HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OTHER THAN THOSE EXPRESSLY SET FORTH IN SECTION 8.1 AND 8.2, “WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE.  FHCRC MAKES NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO THE VALIDITY OF PATENT RIGHTS, INCLUDING CLAIMS ISSUED OR PENDING OR, EXCEPT THE REPRESENTATION EXPRESSLY SET FORTH IN SECTION 8.1 REGARDING FHCRC’S OWNERSHIP OF THE PATENT RIGHTS, THAT THE USE OF ANY TECHNOLOGY UNDER THE PATENT RIGHTS OR TECHNICAL DATA WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY.  FHCRC ASSUMES NO RESPONSIBILITY WITH RESPECT TO THE EXPLOITATION OR COMMERCIALIZATION OF THE PATENT RIGHTS, LICENSED PRODUCTS OR TECHNICAL DATA OR THE MANUFACTURE, USE, SALE, LEASE OR DISTRIBUTION OF ANY METHODS, PROCESSES, APPARATUS, DEVICES, SYSTEMS, PRODUCTS, ARTICLES, AND/OR APPLIANCES DERIVED FROM OR USING THE LICENSED PRODUCTS, PATENT RIGHTS OR TECHNICAL DATA BY COMPANY.

8.4          NO PARTY WILL BE LIABLE FOR LOSS OF PROFITS, LOSS OF USE, OR ANY OTHER INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES UNDER ANY THEORY OF LIABILITY IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER OF THIS AGREEMENT.

9.             Records, Reports, and Payments

9.1          Company will keep and maintain and will require any and all of its Affiliates and sublicensees to keep and maintain complete, accurate, and correct records and books relating to the sale or lease of the Licensed Products for [**] years following the end of the calendar year to which such records and books pertain.

9.2          Company will render to FHCRC calendar quarter reports for each calendar quarter during the term of this Agreement.  Within [**] days following each such calendar quarter, Company will provide to FHCRC on behalf of both FHCRC a written report setting forth the following information with respect to the immediately preceding calendar quarter or [**] day period as applicable:

(a)           accounting for all Licensed Products sold, distributed, used or leased;

(b)           gross sales of Licensed Products;

(c)           any applicable deductions, allowances, and charges as provided in Section 1.4 of this Agreement;

(d)           total Net Sales;

(e)           total of all milestone payments due and payable to FHCRC; and

(f)            total royalties, milestone payments and other payments under this Agreement then due.

9.2.1        Company will remit to FHCRC on behalf of both FHCRC with each such report the amount of royalty and other payments shown thereby to be due.  If no sales or leases of the Licensed Products were made during any calendar quarter, Company will provide to FHCRC a statement to that effect.

9.3           During the term of this Agreement and for [**] years thereafter, the books and records of account relating to sales of Licensed Products kept by Company shall be made available upon reasonable notice, during normal business hours for examination by one or more auditors of FHCRC’ choosing, who will be permitted to enter upon the premises of Company and, at FHCRC’ expense, make and retain copies of any and all parts of said books and records of account, including invoices that are relevant to any report required to be rendered by Company.  Any amount found to have been owed but not paid will be paid promptly to FHCRC with interest at the rate of [**] percent ([**]%) per year.  In the event any such audit shows that Company has underpaid its royalty obligation hereunder by $[**] or more during any calendar quarter, Company will reimburse FHCRC for the out-of-pocket expense for such audit.  FHCRC shall conduct no more than [**] per calendar year.

9.4           Royalty or other payments will be paid in United States dollars to FHCRC in Seattle Washington, or at such other place as FHCRC may reasonably designate consistent with the laws and regulations controlling in any foreign country.  Any withholding taxes which Company is required by law to withhold on remittance of the royally payments will be deducted from the royalty paid.  Company will furnish FHCRC through FHCRC with original copies of all official receipts for such taxes.  If any royalties hereunder are based on Net Sales converted from foreign currency, such conversion will be made by using the average exchange rate at a first-class foreign exchange bank for the calendar quarter period to which such royalty payments relate.

10.                               Patent Prosecution

10.1         The filing and prosecution of the U.S. and foreign patent applications and maintenance of all U.S. and foreign patents within the Patent Rights will be the primary responsibility of FHCRC; provided, however, that Company will have reasonable opportunities to advise FHCRC in such filing, prosecution and/or maintenance and shall have the right, at its expense, to require that foreign filings be made in specific jurisdictions in the Licensed Fields.  FHCRC shall provide, or require their patent counsel to provide, to Company copies of all substantive and material papers and other materials relating to all patent applications and registrations soon after receipt by FHCRC but in no event, if reasonably possible, later than in time to allow Company a reasonable amount of time to review relevant materials and comment on substantive patent prosecution and strategy decisions in advance of any applicable deadlines.  FHCRC shall give due consideration to comments of Company related to patent prosecution; provided, however, that with respect to any reasonable comments and requests from Company regarding substantive patent prosecution which are intended to maintain or expand the scope of pending patent claims, strengthen the validity of pending patent claims, or keep a pending patent application from being abandoned, FHCRC shall accept such reasonable comments and comply with such reasonable requests so long as Company is bearing the cost of such prosecution under this Section 10.

10.2         As of the Effective Date, FHCRC has received invoices for and/or incurred expenses totaling at least Eighty Thousand Dollars ($80,000 US) in unreimbursed fees and other costs for the preparation, filing, prosecution, and maintenance of the Patent Rights and an additional Fifty Thousand Dollars ($50,000 US) in business development expenses in support of Company formation and development.  Rather than receive direct cash reimbursement of such $130,000 US in costs in an effort to assist Company in its formation, FHCRC will accept and, upon presentation of itemized statements to the Company substantiating such costs, Company will issue to FHCRC 142,500 shares of the Company’s Series A preferred stock as full reimbursement for such costs as provided in the Series A Preferred Stock Purchase Agreement, dated as of the date hereof, by and among the Company, FHCRC, and certain investors in the Company.

10.3         Upon presentation of itemized statements to Company, Company will reimburse FHCRC for all reasonable fees and costs (in excess of the fees and costs described in Section 10.2 above) relating to the preparation, filing, prosecution, and maintenance of the U.S., PCT, and/or foreign patent applications set forth in Section 1.9, including any oppositions, interference, or cancellation proceedings and any U.S. and foreign patents issuing thereon as well as any additional U.S. and foreign patent applications and patents within the Patent Rights that are incurred following the Effective Date which are requested or authorized by Company.  FHCRC will use their reasonable efforts to notify Company prior to incurring any substantive expenses and allow Company an opportunity to comment.  Upon Company’s reasonable request, FHCRC shall provide itemized statements of patent prosecution fees and costs in advance of FHCRC paying such fees and costs, if possible, and require applicable patent counsel to provide estimates to Company of prosecution fees and costs to be incurred relating to the Patent Rights, or any portion thereof specifically identified by Company in its request.

10.4         In the event Company determines that filing, prosecution or maintenance of any of the U.S. or foreign patent applications or patents within the Patent Rights in the Licensed Fields is not justified, it will advise FHCRC in writing and FHCRC will then have the option to file, prosecute or maintain any such Patent Rights at its own expense, and further, FHCRC will then have the option in such event to delete such U.S. or foreign patent applications or patents within said Patent Rights from the license to Company for the territory covered thereby such that Company will have no rights under this license for any such deleted U.S. or foreign patent applications or patents.  FHCRC will obtain all rights in and to such deleted U.S. or foreign patent applications or patents.  FHCRC will be free to exploit and to assign or license any such deleted U.S. or foreign patent applications or patents to third parties without effect on the amount of royalties or other payments due to FHCRC under the entirety of Article 3.  Notwithstanding the foregoing, prior to filing a foreign patent application or a foreign counterpart, if possible, which would have fallen within the Patent Rights but for the deletion of patents or patent applications from the Patent Rights under this Section 10.4, FHCRC will provide Company with written notice and a copy of such patent application.  If Company, by written notice to FHCRC within [**] days of such notification from FHCRC, elects to pay the prosecution costs of such foreign patent application or foreign counterpart, such foreign patent application or foreign counterpart, as applicable, will be added back into, and licensed to Company hereunder under the license terms pertaining to, the Patent Rights.

10.5         In the event that any claim of any application within the Patent Rights is canceled, abandoned, or otherwise disallowed by a final non-appealable or non-appealed action of a Patent Office having jurisdiction, or in the event that any claim of any patent within the Patent Rights is held invalid or unenforceable by a non-appealable or non-appealed decision by any court of competent jurisdiction, such claim will be deemed to have expired, as of the date of final disallowance or final decision of invalidity or non-enforceability.

11.                               Termination

11.1         Unless sooner canceled or terminated as herein provided, the license for Patent Rights will continue for the full term of the last expiring patent or patent application within the Patent Rights.

11.2         If Company becomes bankrupt or insolvent, or files a petition in bankruptcy, or if the business of Company is placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of Company or otherwise, and such proceeding continues unstayed for sixty (60) days, this Agreement will automatically terminate without any notice whatsoever to Company.

11.3         If Company at any time commits a Major Breach, FHCRC will have the right, in addition to all other remedies available, to terminate the license under this Agreement and revoke any and all licenses herein granted, by giving Company thirty (30) days prior written notice of such termination, provided, however, that if Company will have cured such default or breach within such thirty (30) day period, then this Agreement will remain in effect and the rights and licenses herein granted will be in force as if no default or breach had occurred on the part of Company; and provided, further, that if at the expiration of such 30-day period, Company can demonstrate by written proof that it is working diligently and in good faith to cure such default or breach, Company will be provided an additional period, not to exceed thirty (30) days, to cure such breach.  In the event of termination under this Section, Company will continue to be obligated to pay to FHCRC any and all license fees, royalties, milestone payments, or other payments payable at the time of termination pursuant to this Section 11.

11.4         Other than for Major Breaches which will be governed by Section 11.3, and breaches of Section 11.9, which will be governed by that Section, FHCRC shall not be entitled to terminate this Agreement for any breach of any covenant or undertaking under this Agreement except as pursuant to this Section 11.4.  For any breach other than a Major Breach or breaches of confidentiality that do not otherwise result in a Major Breach, FHCRC must first obtain an determination in Arbitration that Company materially breached the subject covenant or Undertaking.  Upon that determination, FHCRC will have the right, in addition to all other remedies available, to terminate this Agreement by giving Company sixty (30) days prior written notice of such termination, provided, however, that if Company will have cured such default or breach within such sixty (30) day period, then this Agreement will remain in effect and the rights and licenses herein granted will be in force as if no default or breach had occurred on the part of Company; and provided, further, that if at the expiration of such 30-day period, Company can demonstrate by written proof that it is working diligently and in good faith to cure such default or breach, Company will be provided an additional period, not to exceed thirty (30) days, to cure such breach.  For avoidance of doubt, if any Arbitration results in a determination that Company did not materially breach the subject covenant or undertaking, FHCRC shall not have the right to terminate this Agreement pursuant to this Section 11.4 based on such alleged breach; provided, however, that neither party will be collaterally estopped based on any findings made in the Arbitration with respect to FHCRC seeking or obtaining remedies other than termination of this Agreement, including but not limited to damages, injunctive relief or any other legal or equitable remedies, based on breach of contract or other legal theories, or Company defending against such FHCRC claims or remedies.  Nothing in this Section 11.4 shall limit FHCRC’s right to seek any remedy other than termination of this Agreement, including without limitation, its right to seek damages, injunctive or other equitable remedies.

11.5         Company shall have the right, in addition to all other remedies available, to terminate this Agreement upon a material breach by FHCRC of any material covenant or undertaking set forth herein that remains uncured thirty (30) days following written notice thereof provided, however, that if FHCRC will have cured such default or breach within such thirty (30) day period, then this Agreement will remain in effect as if no default or breach had occurred on the part of FHCRC; and provided, further, that if at the expiration of such 30-day period, FHCRC can demonstrate by written proof that it is working diligently and in good faith to cure such default or breach, FHCRC will be provided an additional period, not to exceed thirty (30) days, to cure such breach.

11.6         Company will have the right to terminate the license under this Agreement with or without cause at any time on ninety (90) days written notice to FHCRC delivered to FHCRC.

11.7         Upon termination of this Agreement for any reason, nothing herein will be construed to release either party from any obligation accrued prior to the effective date of such termination.  Subject to the applicable terms of this Agreement, including the payment of applicable royalties to FHCRC hereunder, Company and its Affiliates shall, for [**] days after the termination of this Agreement, have the right to use, sell or otherwise dispose of Licensed Products in its inventory as of the effective date of termination of this

Agreement (the “Sell Off Rights”).  Any Licensed Products remaining in inventory of Company following such [**] day period will he transferred and given to FHCRC without charge or cost to FHCRC or will be destroyed by Company and Company will certify such destruction by written notice to FHCRC.  Any termination of this Agreement will not relieve Company of any obligations to make any and all payments for any license fees, royalties or other payments that may have accrued prior to the date of such termination or any obligation concerning indemnity of FHCRC or requirement of liability insurance in this Agreement

11.8         Upon termination of this Agreement for any reason, any and all rights granted herein will immediately revert to FHCRC, except with respect to the Sell Off Rights.

11.9         Notwithstanding any other provision of this Agreement, if, at any time during this Agreement, Company directly or indirectly opposes or assists any third party to oppose the grant of any Letters Patent on any patent application within the Patent Rights or disputes or directly or indirectly assists any third party to dispute the validity of any patent within the Patent Rights, or any of the claims thereof, FHCRC may, at their sole discretion, exercised within [**] days after FHCRC have notice of such occurrence, terminate all or any portion of the license granted hereunder upon thirty (30) days’ prior written notice thereof to Company.

12.                               Infringement

12.1         Each party will be obligated to promptly inform the others in writing of any alleged infringement by a third party of any of the patents within the Patent Rights in the Licensed Fields, and provide such other parties with any available evidence of infringement (subject to any applicable privileges or confidentiality obligations).  No party will settle or compromise any claim or action in a manner that imposes any restrictions or obligations on the other party or parties without such other party’s or parties’ written consent, which consent will not be unreasonably withheld.

12.2         During the term of this Agreement, Company will have the first right in the Licensed Fields, but not the obligation, to either (i) prosecute at its own expense any such in infringements of the Patent Rights and, in furtherance of such prosecution, Company may request FHCRC join as a party plaintiff in any such suit, without expense to FHCRC, and FHCRC’s consent to such request will not be unreasonably withheld or (ii) subject to the provisions of Section 12.1, settle the infringement suit by sublicensing the alleged infringer or by other means.

12.3         In the event that Company undertakes the enforcement and/or defense of the Patent Rights in the Licensed Fields by litigation, including in any declaratory judgment action, the total cost of any such action commenced or defended solely by Company shall be borne by Company.  Any recovery of damages by Company as a result of such action shall be applied first in pro-rata satisfaction of any unreimbursed expenses and attorneys’ fees of Company and of FHCRC, if any, relating to the action.  The balance remaining from any such recovery shall be distributed [**] percent ([**]%) to Company and [**] percent ([**]%) to FHCRC.  Company shall be entitled to settle any such litigation by agreement, consent, judgment, voluntary dismissal, or otherwise, with the consent of FHCRC, which consent shall not be withheld unless such settlement imposes a material burden or responsibility on, or constitutes an admission against interest by, FHCRC.

12.4         If, within [**] months after having been notified of any alleged infringement, Company is unsuccessful in persuading the alleged infringer to desist, and has not brought or is not diligently prosecuting an infringement action, or if Company notifies FHCRC at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, FHCRC will have the right to prosecute at its own expense any infringement of the Patent Rights, and FHCRC may, for such purposes, use the name of Company as party plaintiff.  Under this Section 12.3, settlement, consent judgment or other voluntary final disposition of the suit may be entered into by FHCRC, with the consent of Company, which consent shall not be withheld unless such settlement imposes a material burden or responsibility on, or constitutes an admission against interest by, Company.  The total cost of any such infringement action commenced or defended solely by FHCRC will be borne by FHCRC, and any recovery of damages by FHCRC as a result of such action shall be applied first in pro-rata satisfaction of any unreimbursed expenses and attorneys’ fees of FHCRC and of Company, if any, relating to the action.  The balance remaining from any such recovery shall be distributed [**] percent ([**]%) to FHCRC and [**] percent ([**]%) to Company.

12.5         In the event an infringement action is brought against Company arising from the use of the Licensed Products, Company will defend such action and will be solely responsible for all attorneys’ fees, costs of defense, and liability arising out of that action.

12.6         In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights is brought against Company, FHCRC, at their option, will have the right to intervene and take over the sole defense of the action.  Such action shall be at FHCRC’s sole expense unless Company provides written notice to FHCRC that it elects to share in half of the costs of such action.  Unless and until FHCRC elects to intervene and take over the sole defense of the action, Company will be responsible, at its sole expense, for the defense of the action.  FHCRC and Company will share in any recovery or damages derived therefrom or from any counterclaims asserted therein in proportion to the total costs contributed by each party.

12.7         In any infringement suit brought or declaratory judgment action defended by any party to protect any of the Patent Rights pursuant to this Agreement, the other party will, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

13.                               Indemnification and Insurance

13.1         Company, its Affiliates and any of their sublicensees will, at all times during the term of this Agreement and thereafter, indemnify, hold harmless, and defend the FHCRC, its trustees, officers, directors, employees, agents, and affiliates (the “FHCRC Indemnified Parties”) from and against any and all claims brought by a third party against an FHCRC

Indemnified Party and any losses, damages, and/or liability of whatsoever kind or nature, as well as all costs and expenses, including legal expenses and reasonable attorneys’ fees incurred by the FHCRC Indemnified Party, which arise or may arise at any time out of or in connection with any activity of Company involving the Licensed Products, Technical Data or the Patent Rights, including without limitation the manufacture, use, sale, lease, commercialization, licensing or distribution of any system, method, process, apparatus, device, product, article or appliance derived from or using the Licensed Products, Technical Data or the Patent Rights, or out of or in connection with this Agreement, excluding any legally established damage, liability or loss to the extent arising from a claim by a third party or person that is or was affiliated (e.g., employees, former employees, contractors, former contractors, affiliates, etc.) with FHCRC regarding FHCRC’s ownership of the Patent Rights.

13.2         Company and any of its sublicensees will carry liability insurance at their own expense, adequate to assure its obligations to FHCRC under Section 13.1 of this Agreement.  Company will provide satisfactory evidence of adequate insurance coverage to FHCRC upon the request of FHCRC.

14.                               Assignment

14.1         Company and FHCRC may each assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it to and only to the assignee or transferee of Company’s entire business or of that part of Company’s business to which the license granted hereby relates; provided, however, that such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement.  If either party sells or otherwise transfers its entire business or that part of its business to which the license granted hereby relates and the assignee or transferee does not agree in writing to be bound by the terms and conditions of this Agreement within thirty (30) days of any such request by the other party, the other party will have the right to terminate this Agreement by providing written notice of termination to such transferee or assignee.

14.1.1      Notwithstanding Section 14.1 above, FHCRC’s prior written consent will be required for any assignment by Company to the assignee or transferee of Company’s entire business or of that part of Company’s business to which the license granted hereby relates pursuant to a transaction in which FHCRC will receive for its common shares in Company less than their purchase price allocated to them as of the Effective Date.

15.                               Non-Use of Names

Company will not use the names of FHCRC or of FHCRC Inventors, nor any adaptation thereof in any advertising, promotional or sales activities without prior written consent obtained from FHCRC in each separate case, except that Company may state that it is licensed under one or more of the patents or applications within the Patent Rights.

16.                               Export Controls

It is understood mat FHCRC are subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the United States Government or may require written assurances by Company that Company will not export data or commodities to certain foreign countries without prior approval of such agency.  FHCRC neither represents that a license will not be required nor that, if required, it will be issued.

17.                               Survival

Articles 1, 5.2, 7, 8, 9, 11, 12 (with respect to any actions pending as of the effective date of termination or expiration), 13, 14, 17, 18 and 19 of this Agreement shall survive termination or expiration of this Agreement.

18.                               Payments, Notices and Other Communications

Any payment, notice, or other communication pursuant to this Agreement will be sufficiently made or given on the date of mailing if sent to such party by certified first class mail or overnight express mail by recognized national carrier, postage prepaid, addressed to it at its address below or as it will designate by written notice given to the other party:

FHCRC:                  Vice President, Industry Relations and Technology Transfer

Fred Hutchinson Cancer Research Center

1100 Fairview Avenue N., J6-200

Seattle, Washington 98109

Company:

19.                               Miscellaneous Provisions

19.1         This Agreement will be construed, governed, interpreted, and applied in accordance with the laws of the State of Washington, U.S.A. without regard to conflicts-of-law rules and without giving effect to the United Nations Convention on contracts for the International Sale of Goods.  Notwithstanding the foregoing, any questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent was granted.

19.2         The parties hereto acknowledge that this Agreement (including the Exhibits hereto) sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and supersedes and cancels any and all prior agreements between the parties relating to the subject matter.  This Agreement will not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

19.3         The provisions of this Agreement are severable, and in the event that any provision of this Agreement will be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

19.4         Company must mark the Licensed Products made, used or sold in the United States with all applicable United States patent numbers as required by any applicable United States patent laws.  All Licensed Products used, shipped to or sold in other countries will be marked in such a manner as to conform with the patent laws and practice of the country of use, shipment or sale.

19.5         The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

19.6         Except as otherwise specifically provided in Section 14 of this Agreement, neither this Agreement nor any of the licenses or rights herein granted will be assignable or otherwise transferable by Company without the prior written permission of FHCRC, provided that Company shall have the right to sublicense its rights pursuant to Section 2 of this Agreement.

19.7         This Agreement will be binding and inure to the benefit of the parties hereto and their respective affiliates, and permitted successors and assigns.

19.8         The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the parties hereto and their permitted successors and assigns and such representations, warranties, covenants, and undertakings will not be construed as conferring any rights on any other party.

19.9         Nothing contained in this Agreement will be deemed to place the parties hereto in a partnership, joint venture or agency relationship and neither party will have the right or authority to obligate or bind the other party in any manner.

19.10       This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

19.11       In the event of any dispute between the parties that arises from this Agreement, the prevailing party in any legal action that is brought to resolve such dispute will be entitled to recover its attorneys’ fees and costs from the other party.

[Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this License Agreement as of the day and year first set forth above.

Fred Hutchinson Cancer Research Center		Ikaria, Inc.

BY:	/s/ Spencer Lemons	BY:	/s/ Kevin Tomaselli
NAME:	Spencer Lemons	NAME:	Kevin Tomaselli
TITLE:	Vice President, Industry Relations and Technology Transfer	TITLE:	Chief Technology Officer

Date: April 21, 2005		Date: April 21, 2005

List of Exhibits

Exhibit A                Patents and Patent Applications

Exhibit B                Capitalization of Company

EXHIBIT A

[**]

A total of two pages were omitted pursuant to a request for confidential treatment.

EXHIBIT B

IKARIA, INC.

Post Initial Closing Capitalization Table

	No. Shares	% of Class	% of Outstanding Shares	% fully diluted cap
Common:
Mark Roth	2,187,790	73.04%	39.73%	23.97%
FHCRC	807,500	26.96%	14.66%	8.85%
Total Common:	2,995,290	100%	54.40%	32.82%

Series A Preferred:
FHCRC	142,500	5.67%	2.59%	1.56%
Kailian (Board)	20,000	0.80%	0.36%	0.22%
Gantz (Board)	5,000	0.20%	0.09%	0.05%
Shapiro (Board)	5,000	0.20%	0.09%	0.05%
Shaw (Board)	20,000	0.80%	0.36%	0.22%
ARCH	932,500	37.13%	16.93%	10.22%
Venrock	801,250	31.91%	14.55%	8.78%
Sam	400,000	15.93%	7.26%	4.38%
Aravis	100,000	3.98%	1.82%	1.10%
Jim Roberts	10,000	0.40%	0.18%	0.11%
Steve McKnight	10,000	0.40%	0.18%	0.11%
Dan Gottschling	10,000	0.40%	0.18%	0.11%
David Maki	10,000	0.40%	0.18%	0.11%
Steve Giliis	10,000	0.40%	0.18%	0.11%
Nancy Weintraub	10,000	0.40%	0.18%	0.11%
Ming Chao Yao	10,000	0.40%	0.18%	0.11%
Washington Research Foundation	10,000	0.40%	0.18%	0.11%
Other Investors	5,000	0.20%	0.09%	0.05%
Total Preferred:	2,511,250	100%	45.60%	27.51%

Total Shares Outstanding:	5,506,540

Option Pool:
Outstanding Options:	1,443,190			15.81%
Available For Grant:	2,177,913			23.86%
Total Pool:	3,621,103			39.67%
Total Shares Fully Diluted:	9,127,643			100.00%

AMENDMENT No. 1 TO LICENSE AGREEMENT

This is Amendment No. 1 (“Amendment No. 1”) to that certain License Agreement effective April 21, 2005 (“License Agreement”), between the Fred Hutchinson Cancer Research Center, a research institution organized as a nonprofit corporation under the laws of the state of Washington, having its principal offices at 1100 Fairview Avenue North, Seattle, Washington 98108 (“FHCRC”) and Ikaria Inc., a Delaware corporation, with principal offices at 1616 Eastlake Avenue East, Seattle, WA 98102(“Company”).  This Amendment No. 1 is entered into on July 21, 2005 (“Amendment Effective Date”) and shall be deemed effective as of the Effective Date (as defined in the License Agreement).

WHEREAS, FHCRC and Company wish to amend the License Agreement with respect to future developments of the Subject Technology and the funding of research by Company in the laboratory of Dr. Mark Roth (“Roth”) at FHCRC.

NOW, THEREFORE, the parties do hereby agree as follows:

A.            Terms of Amendment.  The License Agreement is amended as follows:

1.)            By adding the following Section 1.19 in its entirety.

“1.19       “Metabolic Flexibility’’ means reversibly altering the metabolic rate of a cell, tissue, or organism.  Metabolic Flexibility includes, but is not limited to, creating a state of suspended animation or metabolic stasis or reducing the metabolic rate of a cell, tissue or organism to protect or preserve it from damage or injury.  For the purposes of this Agreement, Metabolic Flexibility includes, but is not limited to, its use in the fields of tissue transplantation, wound healing, cardiovascular injury, neurological disease, degenerative disorders, cancer, and food preservation.”

2.)            By deleting Article 4 in its entirely and substituting the following:

“4.          Research and Development

4.1           FHCRC hereby grants to Company and Company hereby accepts from FHCRC a worldwide, exclusive option (“Option”), exercisable in accordance with Section 4.4, to acquire a worldwide license on the terms stated in Section 4.4 of this Agreement to any and all inventions, discoveries and intellectual property rights (excluding FHCRC Improvements) which are (i) made by any one or more of Roth or those employees or contractors of FHCRC under his direct supervision, in their respective capacities as employees or contractors of FHCRC and (ii) related to the Subject Technology or otherwise in the field of Metabolic Flexibility (“Inventions”).  The Option begins on the Effective Date and ends two years thereafter, unless sooner canceled or terminated as provided for in Section 4.2 below (“Option Period”), subject to the exercise period set forth in Section 4.4.

4.2           In consideration for the Option, Company will pay to FHCRC [**] Dollars ($[**]) (“Option Fee”) in two (2) equal installments.  The first installment of the Option Fee of [**] Dollars ($[**]) is due and payable [**] days after the Effective Date.  The second installment of [**] Dollars ($[**]) is due and payable to FHCRC [**] days after the first anniversary of the Effective Date.  In the event that Company at any time fails to pay the Option Fee or any installment thereof to FHCRC when due, FHCRC may terminate the Option upon thirty (30) days written notice to Company, unless Company pays such Option Fee or installment thereof, within such thirty (30) day period, provided that any such termination shall not affect the option period for which the applicable option fee has been paid.

4.3           Company may fund research at FHCRC in the laboratory of Dr. Mark Roth, for a period of one (1) year beginning on the second anniversary of the Effective Date, with an option which, subject to Dr. Mark Roth’s consent and FHCRC approval, may be exercised in the Company’s discretion, to extend such research for an additional one-year period for a total of two (2) years of continuous sponsored research on or after the second anniversary of Effective Date.  Such research funding will be in the laboratory of Dr. Roth, or under Dr. Roth’s supervision, at the FHCRC for research projects related to the Subject Technology or otherwise in the field of Metabolic Flexibility (the “Funded Research”).  Such research funding, if any, will be the subject of a separate written research agreement between FHCRC and Company to be negotiated in good faith and shall include inter alia a mutually agreeable plan of research and budget therefor and include a worldwide, exclusive option, granted to Company, exercisable as provided in Section 4.4 below, to acquire a worldwide license to all inventions, discoveries and intellectual property rights in Metabolic Flexibility, excluding FHCRC Improvements, made in the performance of the Funded Research in part or in whole by Dr. Roth or under Dr. Roth’s supervision during a particular one-year period of the Funded Research (the “Funded Inventions”).  Notwithstanding the foregoing, any agreement relating to the performance of Funded Research will be subject to review and approval by FHCRC in accordance with its usual and customary policies and procedures.

4.4           Under the exclusive options described in Sections 4.1 and 4.3 above, with respect to each such particular one-year period’s Inventions or Funded Inventions, as applicable, which are not FHCRC Improvements, Company may, within [**] days of the later of the end of each such one-year period or when Company has been provided reasonably complete documentation describing, in detail, such year’s Inventions or Funded Inventions, as applicable, (A) opt to pay a one-time upfront license fee of $[**] in order to obtain a license to all of that year’s Inventions or Funded Inventions that is:  (i) exclusive under the same terms as FHCRC Improvements are licensed to Company under this Agreement with respect to each such Invention or Funded Invention invented solely by Dr. Roth or jointly by

Dr. Roth with co-inventors who unanimously consent, at their option, to such an exclusive license; and (ii) non-exclusive, with respect to each such Funded Invention or Invention that does not fall within (i) above, under the same terms as FHCRC Improvements are licensed to Company under this Agreement except with respect to the royalty rates, which shall be the Nonexclusive License Royalty Rates (as defined below); or alternatively, (B) opt to pay a one-time upfront license fee of $[**] in order to obtain a non-exclusive license to all of that year’s Funded Inventions or Inventions, whether each such Funded Invention or Invention is invented solely or jointly by Dr. Roth, under the same terms as FHCRC Improvements are licensed to Company hereunder except that the royalty rates for each such Funded Invention or Invention shall be the Nonexclusive License Royalty Rates (as defined below).  All FHCRC Improvements made during the Option Period or in the performance of the Funded Research are licensed to Company pursuant to Section 2 of this Agreement.  The license(s) acquired by Company under (A) or (B) above to each such Invention or Funded Invention shall remain in effect for the term of this Agreement (as extended by the life of patents directed to the Inventions or Funded Inventions in the Patent Rights, if any), unless earlier canceled or terminated as provided for in this Agreement, and may not be converted one into the other (e.g. exclusive into non-exclusive), except on mutual written agreement of the parties; provided, however, if Company opts to take a license under Section 4.4(A) and the co-inventors of a particular Invention or Funded Invention who initially refused to consent to an exclusive license under Section 4.4(A)(i) above all subsequently grant consent to such exclusive license, such Invention or Funded Invention will automatically be deemed licensed under Section 4.4(A)(i) and not Section 4.4(A)(ii), effective as of the date all co-inventors have granted their consents to the exclusive license.  If Company chooses not to license any Invention or Funded Invention within the [**]day period provided for above, then Company thereby forfeits its option and right to each such Invention or Funded Invention and FHCRC is free to license, transfer or otherwise commercialize each such Invention or Funded Invention without obligation to Company.

4.4.1        For the purposes of Section 4.4 above, “Nonexclusive License Royalty Rates” means, with respect to a particular Invention or Funded Invention, the lowest of (a) [**] of each applicable royalty rate under this Agreement, (b) each applicable royalty rate under this Agreement multiplied by [**], and (c) the most favorable royalty rates provided by FHCRC to a third party licensee for such Invention or Funded Invention.

4.5           The research agreement referred to in Section 4.3 above will also grant Company a worldwide, exclusive option to acquire a worldwide exclusive license to all inventions, discoveries and intellectual property rights made in the performance of the Funded Research that are not FHCRC

Improvements or Inventions or Funded Inventions on mutually agreed terms to be negotiated between Company and FHCRC in good faith.  If Company and FHCRC are unable, after [**] days of good faith negotiations, to reach an agreement for the purchase, license or other exploitation of such inventions, discoveries or intellectual property rights, FHCRC shall have the right thereafter to cease such negotiations and pursue any opportunities with third parties on better aggregate financial terms than proposed by Company, in FHCRC s sole discretion.

4.6           Consistent with the intent of the parties, during the Option Period and within the research agreement discussed in Article 4.3 above, FHCRC shall promptly disclose inventions, discoveries and intellectual property made during the Option Period and in the performance of the Funded Research (including related documentation, samples, etc.) to the Company in a reasonable and customary manner.  FHCRC shall use commercially reasonable efforts to provide Company written notice of any such inventions, discoveries and intellectual property.”

3.)            The second sentence in Section 11.4 is hereby amended and restated as follows:

For any breach other than a Major Breach or breaches of confidentiality that do not otherwise result in a Major Breach, FHCRC must first obtain an determination in Arbitration that Company materially breached the subject covenant or undertaking.  Upon that determination, FHCRC will have the right, in addition to all other remedies available, to terminate this Agreement by giving Company thirty (30) days prior written notice of such termination, provided, however, that if Company will have cured such default or breach within such thirty (30) day period, then this Agreement will remain in effect and the rights and licenses herein granted will be in force as if no default or breach had occurred on the part of Company; and provided, further, that if at the expiration of such 30-day period, Company can demonstrate by written proof that it is working diligently and in good faith to cure such default or breach, Company will be provided an additional period, not to exceed thirty (30) days, to cure such breach.

4.)            Exhibit A of the License Agreement is hereby amended and restated with the updated patent chart attached hereto as Schedule 1.

B.            Construction.  Except as expressly modified by this Amendment, the remaining terms of the License Agreement shall remain in full force and effect.  Capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to them in the License Agreement.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this Amendment No. 1 as of the day and year first set forth above.

Fred Hutchinson Cancer Research Center		Ikaria, Inc.

BY:	/s/ Spencer Lemons	BY:	/s/ Kevin Tomaselli

NAME:	Spencer Lemons	NAME:	Kevin Tomaselli

TITLE:	Vice President, Industry Relations And Technology Transfer	TITLE:	CTO

DATE: July 21, 2005		DATE: July 28, 2005

Schedule 1

[See attached updated patent chart]

VENROCK-IKARIA

[**]

A total of two pages were omitted pursuant to a request for confidential treatment.

August 31, 2005

Fred Hutchinson Cancer Research Center

Attn: Spencer Lemons

1100 Fairview Avenue North, J6-200

Seattle, Washington 98109

Ikaria, Inc. — Development Plan Deadline Extension

Dear Spencer,

As we’ve discussed, Section 6.2 of the License Agreement (the “License Agreement”) with an effective date of April 21, 2005 between Ikaria, Inc. (“Ikaria”) and Fred Hutchinson Cancer Research Center (“FHCRC”) requires Ikaria to prepare and submit to FHCRC a business and development plan prior to October 21, 2005.  For the reasons we’ve discussed, Ikaria believes it would be mutually beneficial to amend Section 6.2 of the License Agreement to extend the submission deadline from October 21, 2005 to December 21, 2005.  Therefore, we hereby amend Section 6.2 of the License Agreement by deleting “October 21, 2005” and replacing it with “December 21, 2005”.  Accordingly, we are requesting that you consent to the foregoing amendment by signing this letter where indicated below and returning a copy to Ikaria’s legal counsel via facsimile (fax number (206) 447-0849, Attn: Sonya Erickson and Brian Finrow) and mail at your earliest possible convenience.

This letter shall be governed by and construed in accordance with the laws of Washington without giving effect to principles of conflicts of laws.  This letter may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Except for the amendment expressly stated above, all other terms and conditions of the Agreement remain in full force and effect.

We appreciate your assistance in this matter.  Please feel free to contact me at (206) 957-7300 should you have any questions or concerns.

Sincerely,

/s/ Kevin Tomaselli

Kevin Tomaselli
Chief Technology Officer
Ikaria, Inc.

ACCEPTED AND AGREED:

FRED HUTCHINSON CANCER RESEARCH CENTER

By:	/s/ Spencer Lemons

Name:	Spencer Lemons

Title:	Vice President
Industry Relations & Technology Transfer

Date:	Sept. 1, 2005

IKARIA CONFIDENTIAL

IKARIA, INC.

AMENDMENT NO. 2 TO LICENSE AGREEMENT

This Amendment No. 2 to License Agreement (the “Amendment”), is made as of February 29, 2008 by Ikaria, Inc., a Delaware corporation (“Company”), and the Fred Hutchinson Cancer Research Center, a Washington nonprofit corporation (“Center”).

RECITALS

A.            WHEREAS, Company and Center are parties to that certain License Agreement with an effective date of April 21, 2005, which has been amended by Amendment No. 1 entered into July 21, 2005; collectively, the original License Agreement as amended by Amendment No. 1 are referred to herein as the “License Agreement”; and

B.            WHEREAS, Company and Center are parties to that certain Research Agreement dated as of April 21, 2007 by and between Company and Center (the “Research Agreement”); and

C.            WHEREAS, concurrently with the execution of this Amendment, Company and Center have executed that certain Amendment No. 1 to Research Agreement, which provides for the Amendment of the Research Agreement on the terms set forth therein; and

D.            WHEREAS, Company and Center wish to amend the License Agreement in the manner set forth below in this Amendment and effect certain other changes with respect to the intellectual property contemplated by the License Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Center hereby agree as follows:

1.             Milestone Payment.  Company shall pay Center a one time fee in the amount of $[**] within 20 business days following mutual execution of this Amendment.

2.             Grant of Exclusive License.  The inventions described in or contemplated by the following United States provisional patent application (and any conversions, continuations, continuations-in-part, divisional applications, substitute applications, reissue applications or requests for examination and foreign applications relating thereto) shall be subject to the terms of the License Agreement on the terms applicable to “Funded Inventions” and be included in Ikaria’s worldwide, exclusive license set forth in Section 2.1 of the License Agreement: [**].

3.             Representations and Warranties of Center.  Center represents that to its actual knowledge it is the owner of all right, title and interest in and to the Patent Rights (as defined in the License Agreement) relating to the license granted in Section 2 of this Amendment, free of any liens, licenses, encumbrances, restrictions and other legal or equitable claims other than the rights of the federal government under federal funding guidelines and applicable laws and

1

regulations.  Center represents that to its actual knowledge (1) Center is validly existing and is in good standing and has the authority to enter into this Agreement, to grant the license granted herein and to perform its other obligations hereunder and under the License Agreement; (2) the execution, delivery and performance of this Amendment by Center have been duly authorized and approved by all necessary corporate action; (3) this Agreement constitutes the valid, legal and binding obligation of Center, enforceable against it in accordance with its terms.  Company acknowledges that Center has relied in part on the representations of Dr. Mark Roth, a founder of Company, in making the representations in this Section 4.  To the extent Center’s representations above are reasonably based in whole or in part on information provided by Dr. Roth, Company acknowledges and agrees that Center shall not be deemed in breach of such representations if the breach resulted from inaccuracies in the information from Dr. Roth that would otherwise have resulted in a breach.  “Knowledge” as used in this Section 4, means the actual knowledge after reasonable inquiry of officers of Center of the level of vice president or higher including, without limitation, the Vice President of Technology Transfer and the Vice President and General Counsel.

4.             Amendment of License Agreement.  Section 1.2 of the License Agreement is amended and restated to read in its entirety as follows (with new language appearing in underlined italics):

“1.2 “FHCRC Improvements” means FHCRC’s intellectual property and proprietary rights in: (i) Assignor Inventions: and (ii) inventions or discoveries, whether patentable or unpatentable, that (a) are owned by FHCRC or its affiliates; (b) are invented in whole or in part by Dr. Mark Roth or other FHCRC (or its affiliates’) employees or contractors under Dr. Roth’s direct supervision during the Term of this Agreement; (c) are within the Licensed Fields regardless of whether they were funded in whole or in part by Company and/or any other governmental, non-profit, commercial or other entities (but subject to any third-party rights arising out of such funding arrangements), and (d) are directed to the specific subject matter disclosed in the patents and patent applications listed in Exhibit A.  Without limiting the generality of the foregoing, the term “FHCRC Improvements” includes any such inventions or discoveries, whether patentable or unpatentable, that either (i) relate to a chalcogenide or polychalcogenide formulation such as the one described in the [**] Provisional (as such term is defined below) or (ii) all future improvements and extensions made in the area of chalcogenides, polychalcogenides and other small molecules or compounds described in the patents and patent applications referenced in Exhibit A, and precursors thereof, including without limitation additional chalcogenide, polychalcogenide molecules and other such extensions, formulations and methods of use.  For the purposes of this Agreement, the term “[**] Provisional” means the following United states provisional patent application: [**].”

5.             Effect of this Amendment.  Except as specifically amended as set forth herein, each term and condition of the License Agreement shall continue in full force and effect.

6.             Counterparts; Facsimile Signatures.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  This Amendment may be executed and

2

delivered by facsimile and, upon such delivery, the facsimile will be deemed to have the same effect as if the original signature had been delivered to the other party.

7.             Governing Law.  This Amendment shall be governed by and construed under the laws of the State of Washington as applied to agreements among Washington residents entered into and to be performed entirely within Washington.

[Signature Pages Follow]

3

IN WITNESS WHEREOF, the parties have executed or otherwise consented to this Amendment as of the dale first above written.

IKARIA, INC.

By:	/s/ Matthew M. Bennett

Name:	Matthew M. Bennett

Title:	Sr. Vice President

FRED HUTCHINSON CANCER RESEARCH CENTER

By:	/s/ Elrich Mueller

Name:	Elrich Mueller

Title:	Vice President
Industry Relations & Technology Transfer

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO LICENSE AGREEMENT]